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Exxon Mobil Corporation	David S. Rosenthal
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, TX 75039-2298	and Secretary

April 22, 2014

Re: Supplemental Information Related to Item 3 – Advisory Vote to Approve Executive Compensation

Dear Investor,

In the 2014 filing of Exxon Mobil Corporation’s proxy, we included an Executive Compensation Overview as additional proxy material to summarize the linkage between our compensation program and business results. Chart 12 on page 7 of the Overview provided new information on CEO realized pay versus our compensation benchmark companies during the seven years of the ExxonMobil CEO’s tenure through 2012. “Realized pay” is compensation actually received by the CEO during the year, excluding any retirement distributions, as described in more detail on page 10 of the Overview.

The 2013 data for our compensation benchmark companies have recently become available as they have filed their 2014 proxies. Therefore we have updated Chart 12 to reflect this new data. As shown below, ExxonMobil CEO’s realized pay continues to be below the median for most of his tenure.

# 2006 to 2013 compensation payments as reported in the Summary Compensation Table and the Option Exercises and Stock Vested table. Values for Caterpillar include estimates for FY 2013 as the 2014 proxy had not been filed as of April 15, 2014. Values for Procter & Gamble include values for the fiscal years ending June 30, 2006, through June 30, 2013.

* 39 percent of ExxonMobil CEO’s realized pay in 2011 was from the exercise of stock options that were granted in 2001 and expired in 2011. No stock options have been granted since 2001.

In addition, questions have been asked as to how the comparison between ExxonMobil and our compensation benchmark companies might differ if the analysis included both realized pay and unrealized pay granted during the covered years. For this purpose, “unrealized pay” means the current value – not the grant date value used for reporting in the Summary Compensation Table – of outstanding unvested cash and stock-based incentive awards as well as the current market value of unexercised “in the money” stock options granted during the years 2006 to 2013. Formula-based cash and stock awards were quantified using the target award levels. Additional Chart 12a below shows the results:

12a	CEO Realized Pay and Unrealized Pay vs. Compensation Benchmark Companies -
Cumulative

	ExxonMobil
CEO’s Tenure 2006 to 2013	Rank Percentile	Position
Realized Pay	23%	10 of 13
Realized Pay and Unrealized Pay*	41%	8 of 13

* The figures reflected above are calculated on a different basis from the grant date fair value of awards used in the Summary Compensation Table. In the above analysis, Unrealized Pay includes the value based on each compensation benchmark company’s closing stock price at fiscal year-end 2013 of: unvested restricted stock awards; unvested long-term share and cash performance awards valued at target levels; and the “in the money” value of unexercised stock options (both vested and unvested). If a CEO retired during the period, outstanding equity is included assuming that unvested awards, as of the retirement date, continued to vest pursuant to the original terms of the award.

Chart 12a illustrates that ExxonMobil CEO’s aggregate realized and unrealized granted pay, determined on the basis of current award values as described above, is at the 41st percentile for the period of the ExxonMobil CEO’s tenure through 2013. Charts 12 and 12a do not adjust for the substantial differences in size, scale, and scope between ExxonMobil and the compensation benchmark companies; these differences are framed in Chart 13 on page 7 of the Overview.

Pension and nonqualified deferred compensation data (collectively “pension”) are excluded from the above chart. However, depending on how pension values for the 2006 to 2013 period are determined, including pension value and nonqualified deferred compensation together with the realized pay and unrealized award values shown above would place the ExxonMobil CEO between the 36th and the 71st percentiles among the compensation benchmark companies. Specifically, ExxonMobil CEO would rank in the 36th percentile if pension values are based on eight years of average value per year of pension service, and in the 71st percentile if pension value is simply calculated by aggregating the positive amounts shown in the annual “Change in Pension Value” column of the Summary Compensation Table for the covered period. For companies who have had more than one CEO during this period, the pension values for both paid and accumulated pensions were averaged for this purpose, weighted by the tenure of the respective individual in the CEO position.

We look forward to discussing this information with our shareholders over the next several weeks and during the Webinar on Executive Compensation on May 14, 2014.

Sincerely,